Exhibit 10.10

BELK, INC.

SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

EFFECTIVE APRIL 15, 2015

TABLE OF CONTENTS

§ 1.	PURPOSE AND EFFECTIVE DATE	1
1.1	Purpose	1
1.2	Effective Date	1

§ 2.	DEFINITIONS	1
2.1	Administrator	1
2.2	Affiliate	1
2.3	Base Salary	1
2.4	Basic Severance Benefit	1
2.5	Bonus	1
2.6	Cause	2
2.7	Change in Control	2
2.8	Change in Control Severance Benefit	2
2.9	Code	2
2.10	Company	2
2.11	Director	2
2.12	Eligible Employee	2
2.13	Employee Benefits Committee	3
2.14	ERISA	3
2.15	Executive Team Member	3
2.16	Good Reason	3
2.17	Monthly Pay	4
2.18	Plan	4
2.19	Plan Sponsor	4
2.20	Protection Period	4
2.21	Release	4
2.22	Store Closing Severance Benefit	4
2.23	Weekly Pay	4
2.24	Year of Service	5

§ 3.	PLAN PARTICIPATION AND BENEFITS	5
3.1	Circumstances in Which Benefits are Payable	5
(a)	Basic Severance Benefits	5
(b)	Store Closing Severance Benefits	5
(c)	Change in Control Severance Benefits	6
(d)	Special Severance Benefits	6
(e)	Release and Restrictive Covenant Agreement	6
3.2	Benefits	6
(a)	Benefit Formula	6
(b)	Medical, Dental and Vision Coverage	6
(c)	Vacation Pay	7
(d)	Maximum Benefit	7
(e)	Retention Payments	7
(g)	Bonus	7
3.3	Benefit Payment Form	8
3.4	Withholding	8
3.5	Forfeiture of Benefit	8

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3.6	Effect on Certain Other Benefits	8
(a)	Retirement Plan Benefits	8
(b)	Unemployment Benefits	8
(c)	No Duplication of Benefits	9
3.7	Section 409A Deferral	9
3.8	Section 280G	9

§ 4.	ADMINISTRATION	10

§ 5.	MISCELLANEOUS	12
5.1	Right to Terminate Employment	12
5.2	Death	12
5.3	Incompetency	12
5.4	Source of Benefits	12
5.5	No Assignment; Binding Effect	12
5.6	ERISA	12
5.7	Construction, Controlling Law	13
5.8	Amendment and Termination	13
5.9	Limitations	13
5.10	Severability	13
5.11	Code Section 409A	13

EXHIBIT A		15

EXHIBIT B		16

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§ 1.

PURPOSE AND EFFECTIVE DATE

1.1 Purpose. The purpose of the Plan is to provide a continuation of compensation under certain circumstances to help Eligible Employees deal with loss of employment from the Company.

1.2 Effective Date. The Plan shall be effective with respect to Eligible Employees terminating employment on or after April 15, 2015, the Plan’s effective date.

§ 2.

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth opposite such terms.

2.1 Administrator—means Belk Stores Services, Inc., acting through its Chief People Officer (or his or her delegate), or the Employee Benefits Committee, whichever is applicable under § 4 of the Plan.

2.2 Affiliate—means for each calendar year (a) any parent, subsidiary or sister corporation which during such year is a member of a controlled group of corporations (as defined in Code § 1563(a), disregarding Code §§ 1563(a)(4) and 1563(e)(3)(C)) of which the Plan Sponsor is a member, (b) any trade or business, whether or not incorporated, which during such year is considered to be under common control with the Plan Sponsor under Code § 414(c), (c) any member of an affiliated service group (under Code § 414(m)) which includes the Plan Sponsor, and (d) any entity required to be aggregated with the Plan Sponsor under Code § 414(o).

2.3 Base Salary—means an Eligible Employee’s annual base salary as in effect on the date the Eligible Employee’s active employment terminates (as determined by the Administrator).

2.4 Basic Severance Benefit—means the cash benefit payable under § 3.1(a) of the Plan.

2.5 Bonus—means any bonus payable to an Eligible Employee under the Company’s Amended and Restated Annual Incentive Plan, as amended from time to time, and any successor to such plan, if any.

2.6 Cause—means

(a) an Eligible Employee has received a performance rating of “needs improvement” or“unsatisfactory” on his or her most recent Company performance review, or is currently under a performance improvement plan; or an active final warning within the last rolling twelve (12) month period from the date of issue.

(b) an Eligible Employee is convicted of a felony that materially damages the property, business or reputation of the Plan Sponsor or an Affiliate or has engaged in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud,

(c) an Eligible Employee has engaged in a material violation of the Plan Sponsor’s or Affiliate’s standards of conduct, confidential information policy, conflict of interest policy, or equal employment opportunity and harassment policy, or

(d) an Eligible Employee has engaged in any willful act that materially damages or materially prejudices the Plan Sponsor or an Affiliate.

2.7 Change in Control—means a change in control as defined under the Company’s 2010 Incentive Stock Plan or any successor to such plan.

2.8 Change in Control Severance Benefit—means the cash benefit payable under § 3.1(c) of the Plan.

2.9 Code—means the Internal Revenue Code of 1986, as amended from time to time.

2.10 Company—means the Plan Sponsor and each other Affiliate which the Board of Directors of the Plan Sponsor designates as participating in the Plan.

2.11 Director— means an Eligible Employee who is a director level associate, including a buyer, planner, product developer or store manager.

2.12 Eligible Employee—means each regular, common-law employee of the Company who (i) is classified on the Company’s records as salaried and is regularly scheduled to work 30 or more hours per week, or (ii) has completed one Year of Service. “Eligible Employee” shall not include:

(a) an employee of the Company who quits, resigns, retires or otherwise terminates employment with the Company voluntarily (other than an Executive Team Member or Director whose resignation is due to a Good Reason during a Protection Period),

(b) an employee who fails to return to work immediately following the conclusion of an approved leave of absence,

(c) an employee who terminates employment due to death or disability (as determined by the Administrator),

(d) an employee who, after being notified of his or her termination, does not remain in the Company’s employ through his or her Company-determined last day of employment,

(e) an employee for whom the Company has made any other written severance or separation pay arrangement the terms of which explicitly waive the payment of benefits pursuant to the Plan,

(f) an employee who is classified as a seasonal, temporary or leased employee or who is classified as an independent contractor, even if it is later determined that the classification is incorrect and he or she should have been classified as a common law employee, or

(g) an employee who fails to have a Release and Restrictive Covenant Agreement become effective and irrevocable for purposes of the Plan.

2.13 Employee Benefits Committee—means the committee responsible for administering the retirement, group health and welfare benefit plans and related policies of the Company.

2.14 ERISA—means the Employee Retirement Income Security Act of 1974, as amended.

2.15 Executive Team Member—means each Eligible Employee who has a title of Vice President or higher.

2.16 Good Reason—means the occurrence, within a Protection Period, of any of the following:

(a) for a Director, either

(1) a material diminution in Base Salary, or

(2) a material change in the geographic location at which services are to be performed for the Company;

(b) for an Executive Team Member, the preceding (a)(1), (a)(2) or

(1) a material diminution in authority, duties, or responsibilities, or

(2) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive Team Member is required to report, including a requirement that the Executive Team Member report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company;

provided, however, that no act or omission shall be treated as Good Reason under this Section 2.16 unless an Executive Team Member or Director gives the Administrator a detailed, written statement of the basis of his or her belief that such act or omission constitutes Good Reason before the end of the 90 day period that starts on the date there is an act or omission which forms the basis for his or her belief that Good Reason exists, gives the Company a 30 day period after the delivery of the statement to cure the basis for such belief, and resigns during the 120 day period that begins immediately after the end of the 30 day cure period if the Executive Team Member or Director reasonably and in good faith determines that Good Reason continues to exist after the end of such 30 day cure period. Notwithstanding the foregoing, the Administrator may state in writing that an Executive Team Member or Director has the right to treat any such act or omission as Good Reason under this Section 2.16 provided the Executive Team Member or Director resigns during the 120 day period that begins on the date such statement is delivered to the Executive Team Member or Director. If an act or omission described in this § 2.16 occurs during a Protection Period, any resulting termination of employment that occurs after the Protection Period ends due to the Executive Team Member or Director following the procedures in this § 2.16 shall be treated as occurring during the Protection Period.

2.17 Monthly Pay—means 1/12 of an Eligible Employee’s Base Salary.

2.18 Plan—means the Belk, Inc. Severance Pay Plan as set forth in this document and as hereafter amended from time to time.

2.19 Plan Sponsor—means Belk, Inc. and any successor thereto.

2.20 Protection Period—means the period beginning on the occurrence of a Change in Control and continuing for the time following a Change in Control specified for an Eligible Employee on Exhibit A.

2.21 Release and Restrictive Covenant Agreement—means a general release of claims that has become effective between the Company and the Eligible Employee and that is satisfactory in form and substance to the Company and that may include, in the Company’s sole discretion, non-disclosure and, unless prohibited by § 3.1(e), non-solicitation, non-compete and non-disparagement provisions.

2.22 Store Closing Severance Benefit—means the cash benefit payable under § 3.1(b) of the Plan.

2.23 Weekly Pay—means (a) for each hourly Eligible Employee, his or her basic rate of hourly pay as in effect on the date his or her active employment terminates (as determined by the Administrator) multiplied by the lesser of (i) 40 or (ii) the number of hours which the Administrator determines that the Eligible Employee ordinarily was expected to work each week immediately before the date his or her active employment terminates, and (b) for each salaried Eligible Employee, 1/52 of such Eligible Employee’s Base Salary.

2.24 Year of Service—means for each Eligible Employee, a 365-day (or 366-day as applicable) period of continuous and uninterrupted service (including an approved leave of absence) with the Company that begins on the date his or her most recent employment with the Company begins and ends on the day before the anniversary of such date and each such subsequent consecutive 365-day (or 366-day as applicable) period. Solely for purposes of Exhibit A, if the period between an Eligible Employee’s last employment anniversary date and his or her employment termination date is less than 365 days (or 366 days as applicable), but is at least 183 days, then such period shall be deemed to equal a Year of Service. Years of Service shall not include any period of employment with the Company for which the Eligible Employee is receiving or previously has received any severance pay or similar benefits, whether under the Plan or any other plan or arrangement sponsored or paid by the Company or any period of employment prior to the date his or her most recent employment with the Company began.

§ 3.

PLAN BENEFITS

3.1 Circumstances in Which Benefits are Payable.

(a) Basic Severance Benefits. An Eligible Employee shall qualify for a Basic Severance Benefit under Exhibit A to the Plan if (1) he or she is an Executive Team Member or a Director of the Company or he or she is regularly employed at the Company’s corporate headquarters or a division office at a level below the Director level, (2) his or her employment with the Company terminates at the Company’s initiative for reasons other than Cause, (3) such termination occurs outside a Protection Period and (4) the Eligible Employee properly, timely and unconditionally executes a Release and Restrictive Covenant Agreement that becomes effective and irrevocable.

(b) Store Closing Severance Benefits. An Eligible Employee (other than an Executive Team Member or a Director of the Company) shall qualify for a Store Closing Severance Benefit under Exhibit A to the Plan if (1) he or she is regularly employed at a Company store or distribution center through the date such store or distribution center closes, (2) as a result of such closing, his or her employment terminates at the Company’s initiative (other than for Cause), (3) such termination occurs outside a Protection Period, and (4) the Eligible Employee properly, timely and unconditionally executes a Release and Restrictive Covenant Agreement that becomes effective and irrevocable. Notwithstanding the foregoing, an Eligible Employee will not qualify for a Store Closing Severance Benefit if the Administrator determines (in its sole discretion) that the Eligible Employee has employment or an offer of employment at another Company store or distribution center that disqualifies the Eligible Employee from receiving a Store Closing Severance Benefit.

(c) Change in Control Severance Benefits. An Eligible Employee who is employed by the Company on the date a Change in Control occurs and who meets the requirements to qualify for a Basic Severance Benefit under § 3.1(a) or a Store Closing Severance Benefit under § 3.1(b) other than the requirement that the termination occur outside a Protection Period shall qualify for a Change in Control Severance Benefit if his or her termination of employment occurs during a Protection Period. Further, for purpose of this § 3.1(c), an Eligible Employee who is an Executive Team Member or a Director of the Company shall be treated as having his or her employment terminated at the Company’s initiative if he or she resigns for Good Reason during a Protection Period.

(d) Special Severance Benefits. The Company may from time to time determine that an employee of the Company qualifies for severance benefits as a result of special circumstances and the Company may in its sole discretion provide such severance benefits to such employee provided the employee properly, timely and unconditionally executes a Release and Restrictive Covenant Agreement that becomes effective and irrevocable. Such employee shall be treated as an Eligible Employee and such benefits shall be treated as Basic Severance Benefits for all purposes except that the amount of such benefits shall not necessarily be determined under Exhibit A.

(e) Release and Restrictive Covenant Agreement. The Administrator shall provide a Release and Restrictive Covenant Agreement within 10 days after an Eligible Employee’s termination of employment for such Eligible Employee to properly, timely and unconditionally execute as a minimum condition to qualifying for a benefit under § 3. The Administrator may revise the Release and Restrictive Covenant Agreement from time to time as the Administrator deems necessary or appropriate and, further, shall determine when each such revision shall become effective. The Administrator, as part of each determination under § 3, also shall determine whether the Release and Restrictive Covenant Agreement for an Eligible Employee shall (for reasons sufficient to the Administrator) include requirements in addition to the minimum requirements set forth in the form release and shall revise the release for such Eligible Employee accordingly. Notwithstanding the foregoing, in no event shall the Release and Restrictive Covenant Agreement for any Eligible Employee who qualifies for Change in Control Severance Benefits include non-solicitation, non-compete, or non-disparagement provisions.

3.2 Benefits.

(a) Benefit Formula. The formula for determining an Eligible Employee’s Basic Severance Benefit, Store Closing Severance Benefit, or Change in Control Severance Benefit (whichever is applicable) is set forth on Exhibit A to the Plan.

(b) Medical, Dental and Vision Coverage. An Eligible Employee who is paid severance benefits in installments under the Plan will have the right to continue his or her medical, dental, and vision coverage from the Company (subject to the terms of the applicable Company plan documents, as amended from time) for the period after his or her termination of employment during which severance benefits are provided on Exhibit A, provided the Eligible Employee timely pays the employee premiums for such coverage and otherwise follows the enrollment and election change procedures applicable to Company employees. The medical, dental and vision coverage of an Eligible Employee who is paid severance benefits in a lump sum under § 3.3 will terminate immediately upon his or her termination of employment. Upon termination of the medical, dental and vision coverage under this § 3.2(b), the Company will offer an Eligible Employee an opportunity to purchase continuation health coverage under Code § 4980B and the corresponding provision of ERISA to the extent required by law.

(c) Vacation Pay. An Eligible Employee’s rights, if any, to be paid for any unused vacation pay shall be determined under the Company’s vacation pay policy as in effect from time to time.

(d) Outplacement Services. Subject to procedures the Administrator establishes, the Company shall provide an Eligible Employee who is an Executive Team Member of the Company with a choice of outplacement services (in the amount and duration determined by the Administrator) to assist such Eligible Employee in finding employment with another company or a lump sum cash payment equal to the Company’s cost to provide such outplacement services. Any such lump sum cash payment shall be included in such Eligible Employee’s first payment of severance benefits under § 3.3 (or as part of the lump sum severance benefit if payment is made in a lump sum).

(e) Retention Payments. If an Eligible Employee qualifies for a Change in Control Severance Benefit under the Plan and also has a retention agreement with the Company that requires employment past his or her termination date, any payment forfeited under the retention agreement as a result of failure to remain employed through a specified date will be paid under the Plan. Amounts payable under this § 3.2(e) shall be treated as an additional Change in Control Severance Benefit.

(f) Bonus. Upon an Eligible Employee’s termination of employment, the terms of the Belk, Inc. Amended and Restated Annual Incentive Plan, as amended from time to time, and the bonus guidelines under such plan will determine an Eligible Employee’s rights, if any, to be paid a Bonus for the fiscal year of the Company in which the Eligible Employee’s employment terminates (including without limitation, any bonus for any period(s) ending on or before the date a Change in Control occurs); provided, however, if an Eligible Employee qualifies for a Change in Control Severance Benefit and such severance benefit includes a Prorated Bonus on Exhibit A for a bonus period after the Change in Control, such Prorated Bonus shall be paid to the Eligible Employee in lieu of any Bonus provided for under the Belk, Inc. Amended and Restated Annual Incentive Plan for such bonus period after the Change in Control.

3.3 Benefit Payment Form. Subject to § 3.7, the Company will pay or commence any benefit amounts to which an Eligible Employee is entitled under the Plan no later than 90 days after the date the Eligible Employee has terminated employment with the Company, provided (1) the Eligible Employee has executed and submitted the Release and Restrictive Covenant Agreement and the statutory period during which the Eligible Employee is entitled to revoke the Release and Restrictive Covenant Agreement has expired on or before such 90th day without the Release and Restrictive Covenant Agreement being revoked and (2) if the 90 day period following an Eligible Employee’s termination of employment begins in one calendar year and ends in a subsequent calendar year, the payment will be made in the subsequent calendar year. If a Release and Restrictive Covenant Agreement has not been signed, submitted and become irrevocable before the end of such 90-day period, the Eligible Employee shall forfeit all amounts the Eligible Employee would otherwise have been entitled to receive under the Plan.

Further, to the extent required to comply with Code § 409A, if an Eligible Employee’s termination of employment from the Company does not also satisfy the definition of a separation from service (within the meaning of Code § 409A), no amounts to which an Eligible Employee is entitled under the Plan upon his or her termination of employment shall be paid until such Eligible Employee has incurred a separation from service from the Company.

Except for a Change in Control Severance Benefit (which shall be paid in a single lump sum payment), payment under § 3.2(a) shall be made in bi-weekly (every two weeks) installments on regularly scheduled pay dates over the period used to determine the benefit amount payable to the Eligible Employee on Exhibit A; provided, however, no installments shall be paid over a period which exceeds two years from the date that the Eligible Employee’s employment terminated. No interest whatsoever shall be paid on any benefit under the Plan.

3.4 Withholding. The Company shall have the right to take such action as it deems necessary or appropriate in order to satisfy any federal, state or local income or other tax requirement to withhold or take deductions from any benefit otherwise payable under the Plan.

3.5 Forfeiture of Benefit. If an Eligible Employee entitled to a benefit under the Plan is reemployed by the Company, any unpaid benefit under the Plan shall automatically cease and be forfeited.

3.6 Effect on Certain Other Benefits.

(a) Retirement Plan Benefits. Benefits under the Plan shall not be taken into account as current compensation under any retirement or other benefit plan, program, or arrangement sponsored or maintained by the Company unless such plan, program or arrangement expressly requires otherwise.

(b) Unemployment Benefits. The Company reserves the right to contest an Eligible Employee’s claim for unemployment benefits for any reason, including, but not limited to, an Eligible Employee’s receipt of benefits under the Plan.

(c) No Duplication of Benefits. If the Administrator determines that the benefit payable under the Plan to an Eligible Employee duplicates (directly or indirectly) any other benefit otherwise payable to such Eligible Employee by the Company, the Administrator shall have the right to reduce the benefit otherwise payable under the Plan to the extent deemed necessary to eliminate such duplication.

3.7 Section 409A Deferral. To the extent an Eligible Employee is a “specified employee” within the meaning of Code § 409A, any benefit (or portion thereof, if applicable) otherwise payable under the Plan to the Eligible Employee during the first six month after such Eligible Employee separates from service (within the meaning of Code § 409A) with the Company shall be deferred to the date which is six months and one day after such separation from service unless the Administrator determines that such payments can be made absent such delay without subjecting the Eligible Employee to any tax under Code § 409A. All amounts so deferred shall be paid in a single lump sum payment without interest, with the first payment otherwise due after the six-month period.

3.8 Section 280G. Payments under the Plan shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of an Eligible Employee) would be limited or precluded by Code § 280G, and without regard to whether such payments (or any other payments) would subject an Eligible Employee to the federal excise tax levied on certain “excess parachute payments” under Code § 4999; provided, however, that if the total of all payments to or for the benefit of the Eligible Employee (whether under the Plan or otherwise), after reduction for all state and federal taxes (including the tax described in Code § 4999, if applicable) with respect to such payments (“Eligible Employee’s total after-tax payments”), would be increased by the limitation or elimination of any payment under the Plan, amounts payable under the Plan shall be reduced to the extent, and only to the extent, necessary to maximize the Eligible Employee’s total after-tax payments. The determination as to whether and to what extent payments under the Plan are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by a Certified Public Accountant selected by mutual agreement of the Company and the Eligible Employee (the “Outside Firm”).

In the event of any mistaken underpayment or overpayment under this § 3.8, as determined by the Outside Firm, the amount of such underpayment or overpayment shall be paid to the Eligible Employee or refunded to the Company, as the case may be.

Any reduction in payments required by this § 3.8 shall be applied in the following order: (i) Full Credit Payments (as defined below) that are payable in cash, (ii) non-cash Full Credit Payments that are then taxable, (iii) non-cash Full Credit Payments that are not then taxable (iv) Partial Credit Payments (as defined below) and (v) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment

(as defined in Code § 280G) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall the Eligible Employee have any discretion with respect to the ordering of payment reductions.

§ 4.

ADMINISTRATION

The ‘plan administrator” for ERISA reporting and disclosure purposes shall be Belk Stores Services, Inc. acting through its Chief People Officer or his or her delegate. Further, the Plan shall be administered on a day-to-day basis by Belk Stores Services, Inc. acting through its Chief People Officer or his or her delegate, except to the extent administration of the Plan is handled through a third party administrator or through the Employee Benefits Committee. In carrying out his or her duties under the Plan, the Chief People Officer (or his or her delegate) will have the exclusive responsibility and complete discretionary authority to control the operation and administration of the Plan, with all powers necessary to enable it to properly carry out such responsibility, including, but not limited to, the power to construe the terms of the Plan, to determine status, coverage and eligibility for benefits, and to resolve all interpretive, equitable, and other questions that shall arise in the operation and administration of the Plan. All actions or determinations of the Chief People Officer (or his or her delegate) shall be final, conclusive and binding on all persons. If the Chief People Officer position is vacant for any reason or the Chief People Officer is unable to fulfill his or her duties due to disability or other reasons, the Chief Executive Officer shall appoint an acting Chief People Officer for purposes of the Plan.

The duties and responsibilities of the Employee Benefits Committee with respect to the Plan are as follows:

(a) Policies, Practices and Objectives. Establish administrative policies and practices and human resources objectives for the Plan, monitor the performance of the Plan against these objectives, and recommend to the Plan Sponsor short-term and long-term strategies for the Plan;

(b) Plan Design. Recommend amendments, mergers, spin-offs, and termination of the Plan for approval by the Plan Sponsor (acting through its Chief People Officer, Chief Financial Officer or a designee of either officer and with Board or Executive Committee approval as required by § 5.8); prepare any necessary or appropriate documents related to such amendments, mergers, spin-offs, and termination;

(c) Contributions. Set the participant contribution amounts, if any, for the Plan;

(d) Interpretive Questions. Upon request by Belk Stores Services, Inc., construe the terms of the Plan or address interpretative, equitable and other questions that arise in the operation and administration of the Plan;

(e) Appeals. Subject to the claims review process described in the Plan, adjudicate appeals by employees of denials of claims submitted pursuant to procedures formulated by the Employee Benefits Committee and perform such other similar adjudicatory functions as Belk Stores Services, Inc. may assign to the Employee Benefits Committee from time to time;

(f) Service Providers. Appoint, monitor and remove third party service providers as necessary or appropriate for the administration of the Plan; provided, however that the Employee Benefits Committee shall have the ability to delegate in its discretion the appointment, monitoring and removal of any third party service providers to Belk Stores Services, Inc.;

(g) Significant Correction Issues. Correct or cause to be corrected any significant administration or documentation issues for the Plan;

(h) Plan Governance. Provide governance procedures and controls documentation for the Plan, oversee compliance with such procedures and documentation, and provide fiduciary training as needed;

(i) Advisors/Agents. Retain legal counsel, accountants, consultants, and such other advisors and agents as it deems necessary or appropriate to properly administer the Plan;

(j) Rules. Adopt rules and regulations necessary for the performance of its duties under the Plan; and

(k) Delegation/Subcommittee. Delegate in its discretion tasks to one or more employees of the Company and/or appoint a subcommittee of at least three persons (who may but need not be members of the Employee Benefits Committee), and delegate to any such employee or the subcommittee exclusive responsibility and complete discretionary authority for any administration matter that otherwise rested in the Employee Benefits Committee with all the powers to interpret, construe and resolve interpretive, equitable and other questions that arise in connection with such tasks.

To the extent the Employee Benefits Committee has a responsibility with respect to the Plan, the Employee Benefits Committee will have the exclusive responsibility and complete discretionary authority (together with all powers necessary) to properly carry out its duties and responsibilities with respect to the Plan including, but not limited to, the power to construe the terms of the Plan, to determine status, coverage and eligibility for benefits, and to resolve all interpretive, equitable, and other questions that shall arise in the operation and administration of the Plan. All determinations made by the Employee Benefits Committee will be final, conclusive and binding on all persons.

The Company will indemnify and hold harmless the Chief People Officer, the Chief Financial Officer, the Employee Benefits Committee, any subcommittee appointed by the Employee Benefits Committee, and each member of such committee and each employee of the Company to whom the Employee Benefits Committee or Belk Stores Services, Inc. has delegated responsibility, from all liability for their acts and omissions and for the acts and omissions of their duly appointed agents in the administration of the Plan, except for their own willful and gross misconduct.

§ 5.

MISCELLANEOUS

5.1 Right to Terminate Employment. The Company unconditionally reserves the right to terminate an Eligible Employee’s employment at any time, and the Eligible Employee’s qualification or failure to qualify for a benefit under the Plan shall not establish any right of any kind or description whatsoever (a) to a continuation or reinstatement of employment with the Company or (b) for those who fail to qualify for a benefit, receipt of any payment from the Company in lieu of such benefit.

5.2 Death. If an Eligible Employee dies after qualifying for a benefit under the Plan but before receiving all payments scheduled under the Plan, any unpaid amounts shall be paid to the Eligible Employee’s estate in a lump sum.

5.3 Incompetency. If any Eligible Employee is, in the opinion of the Administrator, legally incapable of giving a valid receipt and discharge of any payment, the Administrator may, in its discretion, direct that such payment or any part thereof be made to such person or persons who, in the opinion of the Administrator, are caring for and supporting such Eligible Employee, unless it has received due notice of the appointment of a guardian or conservator of the estate of the Eligible Employee. A payment so made will be a complete discharge of the obligations of the Plan to the extent thereof, and neither the Administrator nor the Company shall have any obligation regarding the application of such payment.

5.4 Source of Benefits. All benefits under the Plan shall be paid from the general assets of the Company, and the status of the claim of an Eligible Employee or his or her estate to any benefit shall be the same as the status of a claim against the Company by any general and unsecured creditor. No person whosoever shall look to, or have any claim whatsoever against, any officer, director, employee or agent of the Company in his individual capacity for the payment of any benefits whatsoever under the Plan.

5.5 No Assignment; Binding Effect. No Eligible Employee or his estate shall have the right to alienate, assign, commute or otherwise encumber any benefit under the Plan for any purpose whatsoever and, except to the extent prohibited by applicable law, any attempt to do so shall be disregarded completely as null and void. The provisions of the Plan shall be binding on each employee, former employee, their respective estates and the Company.

5.6 ERISA. The Company intends that the Plan constitute a “welfare plan” under ERISA and any ambiguities in the Plan shall be construed to effect that intent.

5.7 Construction, Controlling Law. The Plan shall be construed in accordance with the law of the State of North Carolina except to the extent such law has been preempted by ERISA. In the construction of the Plan, the masculine shall include the feminine and the feminine the masculine, and the singular shall include the plural and the plural the singular, in all cases where such meanings would be appropriate. Headings and subheadings have been added only for convenience of reference and shall have no substantive effect whatsoever. All references to sections shall be to sections of the Plan.

5.8 Amendment and Termination. The Plan may be terminated at any time by adoption of a resolution by the Board of Directors or the Executive Committee of the Board of Directors of the Plan Sponsor. The Plan Sponsor also may amend the Plan at any time and from time to time, in any manner which the Plan Sponsor deems desirable, to take effect retroactively or otherwise, by execution by the Plan Sponsor (acting through its Chief People Officer, Chief Financial Officer or a designee of either officer) of a written amendment. Notwithstanding the foregoing, for an Eligible Employee employed by the Company on the date a Change in Control occurs, any amendment or termination adopted after the occurrence of a Change in Control that negatively impacts such Eligible Employee’s benefit amount or eligibility shall not become effective as to such Eligible Employee before the later of (a) 12 months after the date the Change in Control occurs or (b) the day immediately after such Eligible Employee’s Protection Period ends, unless otherwise required to comply with applicable law.

5.9 Limitations. In the event an Eligible Employee breaches the Release and Restrictive Covenant Agreement, discloses to any unauthorized person information relating to the business of the Company which is confidential (unless such disclosure is required by applicable law), breaches any contract with or violates any legal obligation to the Company, or if the Company acting in good faith determines that it has a claim against an Eligible Employee that relates back directly or indirectly to his or her employment with the Company, the Administrator shall have the right to suspend or discontinue permanently any further payments to or for the benefit of the Eligible Employee under the Plan, and/or to offset the benefit otherwise payable to the Eligible Employee under the Plan to the extent deemed necessary to satisfy any debt or other amount that the Administrator, acting in good faith, determines is owed by the Eligible Employee to the Company. Further, in such circumstances, the Administrator shall be entitled to reimbursement from the Eligible Employee for any benefits or payments previously paid under the Plan.

5.10 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been included in the Plan.

5.11 Code Section 409A. To the extent any benefits under the Plan are exempt from Code § 409A (including without limitation under the severance pay plan exemption and the short term deferral exemption), the Company intends to administer and interpret the Plan in a manner consistent with such exemption. Further, to the extent benefits under the Plan are subject to Code § 409A, the Company intends to administer and interpret the Plan in a manner that complies with Code § 409A. Notwithstanding the foregoing, the Company makes no assurances with respect to the tax treatment of any payments or benefits payable under the Plan, including without limitation under the Code, other federal laws, or state or local tax laws.

IN WITNESS WHEREOF, Belk, Inc. has caused this Plan to be executed by a duly authorized officer this             day of             , 2015, effective as of April 15, 2015.

BELK, INC.

By:
Title:

EXHIBIT A

Severance Benefits

Level/Job Position	Basic Severance Benefit; Store Closing Severance Benefit (installments)	Change in Control Severance Benefit (lump sum)	Protection Period
CEO; President and COO	12 months of Monthly Pay	12 months of Monthly Pay	18 months

President and Chief Merchandizing Officer; EVPs; Division Chairmen	12 months of Monthly Pay	18 months of Monthly Pay, plus a prorated Bonus (determined by multiplying the Bonus by a fraction, the numerator of which is the number of days from the date the Change in Control occurs to the date employment terminates and the denominator of which is the number of days in the post-Change in Control bonus performance period) (“Prorated Bonus”)	18 months

SVPs	9 months of Monthly Pay	15 months of Monthly Pay plus Prorated Bonus,	12 months

VPs	6 months of Monthly Pay	9 months of Monthly Pay plus Prorated Bonus	12 months

All Directors	One week of Weekly Pay per Year of Service up to a maximum of 26 weeks; minimum 12 weeks	6 months of Monthly Pay	12 months

Corporate & Division Office Eligible Employees below Director level	One week of Weekly Pay per Year of Service up to a maximum of 26 weeks; minimum 4 weeks	One week of Weekly Pay per Year of Service up to a maximum of 26 weeks; minimum 4 weeks	12 months

Store & Distribution Center Eligible Employees below Director level (Only if Store or Distribution Center Closes)	One week of Weekly Pay per Year of Service up to a maximum of 26 weeks; minimum 4 weeks	One week of Weekly Pay per Year of Service up to a maximum of 26 weeks; minimum 4 weeks	12 months

EXHIBIT B

SUMMARY PLAN DESCRIPTION FOR THE BELK, INC. SEVERANCE PAY PLAN

§ 1.

GENERAL INFORMATION

1.1 SPD Requirements. Section 1 through § 5 and Exhibit A to the Plan set forth the terms of the Plan as in effect as of April 15, 2015, and the Administrator deems § 1 through § 5 and Exhibit A sufficiently simple and straightforward to serve (together with this General Information section) as the summary plan description for the Plan as in effect on such date as well as to serve as the Plan. If the Plan as set forth in § 1 through § 5 and Exhibit A is amended or terminated, this General Information section will be amended accordingly within the time required under ERISA for amending a summary plan description.

1.2 General SPD Information. The plan administrator for ERISA reporting and disclosure purposes is:

Belk Stores Services, Inc.

2801 West Tyvola Road

Charlotte, North Carolina 28217

(704) 426-1890

For routine questions about benefits, Eligible Employees should check with the Human Resources representative assigned to their area.

The sponsor of the Plan is Belk, Inc. located at the same address and phone number as Belk Stores Services, Inc.

In addition to Belk, Inc., the following Affiliates currently participate in the Plan:

Belk-Simpson Company, Greenville, South Carolina

The Belk Center, Inc.

Belk International, Inc.

Belk Stores Services, Inc.

Belk Administration Company

Belk Stores of Virginia LLC

Belk Accounts Receivable LLC

Belk Gift Card Company LLC

Belk Merchandising LLC

Belk Department Stores LP

Belk Texas Holdings LLC

Belk Ecommerce LLC

Belk Stores of Mississippi LLC

The participating Affiliates may change from time to time. A current list of their names and addresses may be obtained upon written request to the Chief People Officer and is available for examination during the Plan Sponsor’s normal business hours.

Service of legal process relating to the Plan should be addressed to:

Belk, Inc.

2801 West Tyvola Road

Charlotte, North Carolina 28217

Attn: General Counsel

For government reporting purposes, the Employer Identification Number (EIN) for Belk, Inc. is 56-2058574. In addition, the Plan is identified by the following official plan name and plan number:

Plan Name:	Belk, Inc. Severance Pay Plan

Type of Plan:	ERISA welfare plan - severance

Plan Number:	518

Source of Contributions:	Benefits under the Plan are paid by the Company from its general assets.

Plan Year:	Calendar Year

1.3 Claims Review Procedure. An Eligible Employee (or his estate) who does not receive a severance benefit following his termination of employment or who disagrees with the amount of benefit received, may send a claim in writing to the Administrator through the Chief People Officer at the address for Belk Stores Services, Inc. provided in this Summary Plan Description. A response to the claim will be provided to the Eligible Employee or his estate within ninety (90) days (180 days if the Eligible Employee or estate is notified of an extension).

In the event the Administrator denies or modifies the claim for benefits under the Plan, the Eligible Employee or estate will be notified in writing of the following:

(a) the specific reason for the denial or modification;

(b) the Plan provisions upon which the denial or modification is based;

(c) any additional material or information necessary to perfect the claim and the reasons why such material or information is necessary; and

(d) the Plan’s claim review procedure.

In the event the claim is denied or modified and the claimant wishes to appeal, the claimant must, within 60 days following receipt of the denial or modification, submit a written request to the Administrator for review of its initial decision. Any such request may be accompanied by documents, records, or other information in support of the appeal. The claimant may have reasonable access to, and copies of, all documents, records, and other information relevant to the claim free of charge. The appeal will take into account all documents, records and other information you or your beneficiary submit regarding your claim, without regard to whether the information was considered in the initial benefit determination. Within 60 days following the request for review, the Administrator must render its final decision in writing to the claimant stating specific reasons for its decision. If special circumstances require an extension of such 60-day period, the Administrator’s decision will be rendered as soon as possible, but not later than 120 days after receipt of the claimant’s request for review. If an extension of time for review is required, the claimant will receive written notice of the extension prior to the commencement of the extension period.

1.4 Rights under ERISA. Covered employees and beneficiaries are entitled to certain rights and protections under ERISA, which provides that all Plan Eligible Employees shall be entitled to:

RECEIVE INFORMATION ABOUT THIS PLAN AND BENEFITS

(e) examine without charge, at the Administrator’s office and at other specified locations such as work-sites, all documents governing the Plan and copies of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(f) obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies; and

(g) receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

PRUDENT ACTIONS BY PLAN FIDUCIARIES

In addition to creating rights for Plan Eligible Employees, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Employees and beneficiaries. No one, including the Company, may fire an employee or otherwise discriminate against an employee in any way to prevent the employee from obtaining benefits or exercising his rights under ERISA.

ENFORCE RIGHTS

If an employee’s or beneficiary’s claim for a benefit is denied or ignored, in whole or in part, he has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps that may be taken to enforce the above rights. For instance, if an employee or beneficiary requests a copy of plan documents or the latest annual report from the Administrator and does not receive them within 30 days, he may file suit in a federal court. In such a case, the Court may require the Administrator to provide the materials and pay the employee or beneficiary up to $110 a day until the materials are received, unless the materials were not sent because of reasons beyond the control of the Administrator. If a claim for benefits is denied or ignored in whole or in part, the employee or beneficiary may file suit in a state or federal court. If the employee or beneficiary is discriminated against for asserting his rights, he may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the employee or beneficiary is successful, the court may order the person he has sued to pay these costs and fees. If the employee or beneficiary loses, the court may order him to pay these costs and fees (for example, if it finds that his claim is frivolous).

ASSISTANCE WITH QUESTIONS

If an employee or beneficiary has any questions about the Plan, he should contact the Human Resources Representative assigned to his area. For questions about this statement or about rights under ERISA, or if you need assistance in obtaining documents from the Administrator, the employee or beneficiary should contact the nearest Area office of the Employee Benefits Security Administration, US Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, US Department of Labor, 200 Constitution Avenue NW, Washington, DC 20210. An employee or beneficiary may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.